Exhibit 99.2

Second Quarter 2013 Earnings
 July 26, 2013

Shareholder Appreciation BBQ October 2, 2013 | 11 a.m.-2 p.m. Comfort Inn & Conference Center in Mt. Pleasant
Dear Shareholder,
I am pleased to share our 2013 second quarter financial statements with you. The Corporation's 2013 second quarter net income was $3.21 million, a 6.96% increase over the same period in 2012. The Corporation paid a $0.21 per share cash dividend in the second quarter of 2013, which represents a 5.00% increase when compared to the same period in 2012. Based on the Corporation's average stock price of $24.94 for the month of June 2013, the annualized cash dividend yield was 3.37%. The following are highlights for the Corporation as of June 30, 2013:

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The Corporation's net income for the first six months of 2013 was a record $6.30 million, a $62,000 increase over the same period in 2012. Despite compressed margins, the Corporation surpassed 2012 earnings (for the same period) due to continued improvement in credit quality, a reduction in the provision for loan losses, and loan growth of $30.70 million in the first six months of 2013.

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Total assets were $1.45 billion, and assets under management - which included loans sold and serviced, and assets managed by the Corporation's Investment and Trust Services Department of $631.18 million - were $2.08 billion. This represents a 4.15% increase in assets under management when compared to June 30, 2012.

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Loan quality remains sound as evidenced by our relatively low percentage of loans classified as nonperforming. As of June 30, 2013, the ratio of nonperforming loans to total loans for the Corporation was 0.52%, down from 0.90% on March 31, 2013. In comparison, the average percentage for all bank holding companies in the Corporation's peer group was 2.02% as of March 31, 2013 (peer group ratios are not yet available for June 30, 2013).

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Our risk based capital to risk adjusted total assets ratio of 14.84% as of June 30, 2013 compares favorably to the 8.00% ratio required to be considered adequately capitalized under the Federal Reserve Board's risk based capital rules.

During this time last year, we were preparing to open our Freeland office which I am pleased to report is performing very well. Today, I would like to share that we will be opening our second office in the Big Rapids community on August 5th. It is amazing how quickly the building has gone up on Maple Street and how excited the community is about having a bank on the east side of town. We hope if you are in the neighborhood, you will stop by for a visit.
On behalf of our Board and employees, we would like to thank you for your continued support. If you have questions or comments, please call me at (989) 779-6230 or contact me by email at rbarz@isabellabank.com.

Richard J. Barz, CEO
This letter includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.

 ISABELLA BANK CORPORATION             PO BOX 100, Mt. Pleasant, MI 48804-0100                   www.isabellabank.com